Exhibit 10.2

AGREEMENT FOR CONSULTING SERVICES -

Between Federal Home Loan Bank of New York and Mr. John Edelen

Federal Home Loan Bank of New York (“Bank”), maintaining an office at 101 Park Avenue, 5th Floor, New York, NY, 10178-0599, hereby retains John Edelen, maintaining an office at [address redacted] (“Consultant”), to furnish the services described below upon the following terms and conditions:

1.	Term. This Agreement shall be effective upon the final effective date of the Severance Agreement after the expiration period to revoke the Severance Agreement has expired; or as of the last date of signature on this Agreement, whichever is later. This Agreement, once effective, shall continue in effect until December 31, 2017 or until terminated in accordance with Paragraph 9 of this Agreement.

2.	Services.

2.1	Consultant shall perform the following services:

A.	Provide consulting services, including providing review, analysis and comments, regarding the activities within the Consultant’s scope of responsibilities as a former Bank Officer as these related to the Bank’s litigation matters, including the providing of technical advice and, if required, discovery assistance and testimony.

B.	Engage in periodic meetings, conference calls, e-mail exchanges and other communications with Bank management, the Bank’s outside counsel and in-house counsel related to A.

2.2	Consultant shall perform all services hereunder to the Bank’s reasonable satisfaction. However, to the extent Bank believes that Consultant is not performing any services hereunder to its reasonable satisfaction, Bank will give a reasonable time for Consultant to cure any deficiencies or defects Bank claims are not meeting Bank’s reasonable satisfaction.

2.3	Consultant shall not be paid for any time testifying either at a deposition, at trial or in any other forum.

3.	Services Provided by the Bank. The Bank may from time to time assign its employees to work with Consultant; however, in no event shall Bank employees be deemed to be employees of or otherwise under the direction or control of Consultant, nor shall Consultant be deemed to be an employee of the Bank or otherwise under the Bank’s direction or control.

4.	Compensation.

In consideration for Consultant providing the above-described services, the Bank shall pay Consultant compensation as follows: $38,800, to be paid on the pay period proceeding receipt of this executed Agreement and the final Separation Agreement; $58,200, to be paid on or about July 1, 2017; and $97,000, to be paid on or about December 31, 2017.

5.	Independent Contractor Status. It is expressly agreed that Consultant, is performing services under this Agreement as an independent contractor for the Bank and Consultant is not an employee or agent of the Bank. Consultant is at liberty to perform services for other entities without prior approval from the Bank.

6.	Confidentiality. All materials and information of the Bank, its stockholders and customers, the Office of Finance and the Federal Housing Finance Agency which Consultant gains access to or knowledge of in the performance of this Agreement shall be deemed confidential, and all such materials and information shall be used solely for the performance of services under this Agreement and shall not be disclosed to any third party without the prior written consent of the Bank. The confidentiality obligations of Consultant and its subcontractors stated in this Paragraph 7 shall not apply to materials and information which were previously shown to Consultant and/or its subcontractors free of any obligation to keep them confidential, nor to materials and information which are in, or enter, the public domain (without any wrongful action by Consultant and/or its subcontractors).

7.	Taxes, Insurance and Equal Opportunity.

7.1	Consultant agrees to pay all applicable taxes which may arise as a result of this Agreement, including but not limited to federal, state, and local personal income and other payroll taxes payable with respect to the payment to Consultant of fees and expenses (if any) under this Agreement.

7.2	The Bank is exempt from the payment of taxes pursuant to the provisions of Section 13 of the Federal Home Loan Bank Act, as amended (12 U.S.C. Section 1433).

7.3	In connection with Consultant’s performance of services under this Agreement as required by the Housing and Economic Recovery Act of 2008, during the performance of this contract, Consultant agrees that he shall practice the principles of equal employment opportunity and non-discrimination in all business activities.

8.	Termination.

8.1	This Agreement may be terminated (i) by the Bank upon giving Consultant 10 days’ prior written notice or (ii) upon the giving of 10 days’ prior written notice by Consultant to the Bank; however, if the Agreement is terminated by the Bank, the contractual payments set forth herein will still be payable to the Consultant.

8.2	Termination or expiration of this Agreement shall not relieve the parties of any amounts earned to the date of termination, and shall not terminate any rights or obligations arising prior to or upon termination or expiration, including but not limited to, such obligations of Consultant described in Paragraphs 6 and 7 of this Agreement.

9.	Assignment. Neither party may voluntarily or involuntarily assign or otherwise transfer, in whole or in part, this Agreement or any rights hereunder, nor may either party voluntarily or involuntarily delegate, subcontract, or otherwise transfer, in whole or in part, any duties of performance or obligations owed under this Agreement without the prior written consent of the other party. Any and all attempted assignments, delegations, subcontracts, or other transfers without such prior written consent shall be void.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior written and oral agreements, representations, and understandings of the parties with respect to the subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties. No waiver of any provisions of this Agreement shall be deemed a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

11.	Headings. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

12.	Governing Law. All matters relating to this Agreement shall be governed by and construed in accordance with Federal law and, to the extent such law is inapplicable, the laws of the State of New York, without reference to conflicts of laws principles, shall control.

13.	Notices. Whenever notice is required under this Agreement or by applicable law, it must be given as follows: All demands, notices and communications under this Agreement shall be in writing and shall be delivered in person or sent by certified United States mail, postage prepaid, return receipt requested or sent by facsimile transmission or sent through a nationally recognized overnight delivery service, addressed at the applicable party’s address. Any such notice shall be deemed delivered upon the earlier of actual receipt and, in the case of notice by United States mail, three Business Days after deposit with the United States post office, and in the case of notice by overnight courier, the Business Day immediately following the date so deposited with the overnight delivery service. All notices shall be addressed as follows:

To the Bank:	Federal Home Loan Bank of New York
101 Park Avenue, 5th Floor
New York, NY 10178
Attn.: Chief Legal Officer

To Consultant:	Mr. John Edelen
[address redacted]

15.	Voluntary Agreement. Each party has had the opportunity to fully negotiate the terms hereof and modify the draftsmanship of this Agreement. Therefore, the terms of this Agreement shall be construed and interpreted without any presumption, inference, or rule requiring construction or interpretation of any provision of this Agreement against the interest of the party causing this Agreement or any portion of it to be drafted. Each party is entering into this Agreement freely and voluntarily without any duress, economic or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

FEDERAL HOME LOAN BANK

OF NEW YORK

By:	/s/ Edwin Artuz	/s/ John Edelen
	Edwin Artuz	John Edelen
Senior Vice President

Date:	7/26/2016	Date: 7/26/2016

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